Exhibit 10.1

CONTRIBUTION AGREEMENT

BETWEEN

SHIVA BIOMEDICAL, LLC,

PICTON PHARMACEUTICALS, INC.,

PICTON HOLDING COMPANY, INC.,

AND

THE STOCKHOLDERS OF PICTON PHARMACEUTICALS, INC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Table of Contents

Article 1 Definitions		2
1.1	“Affiliate”	2
1.2	“Applicable Law(s)”	2
1.3	“Competent Authority(ies)”	2
1.4	“Compound”	3
1.5	“Contributed Product “	3
1.6	“Control”	3
1.7	“Development”	3
1.8	“DMF”	3
1.9	“FDA”	3
1.10	“Governmental Approval(s)”	3
1.11	“IND(s)”	3
1.12	“Improvements”	3
1.13	“Know-how”	3
1.14	“Licensed Product(s)”	4
1.15	“Marketing Authorization”	4
1.16	“NDA”	4
1.17	“Net Sales”	4
1.18	“Non-Royalty Sublicensing Income”	5
1.19	“Patent Rights”	5
1.20	“Royalty Term”	6
1.21	“Sublicense”	6
1.22	“Sublicensee”	6
1.23	“Technology”	6
1.24	“Term”	6
1.25	“Territory”	6
1.26	“Third Party”	6
1.27	“Valid Claim”	6

Article 2 Grant		7
2.1	Grant of License	7
2.2	Sublicenses	7

Article 3 Contributions of Technology, Rights and Picton Shares		8
3.1	Technology Transfer	8
3.2	Rights of Reference	9
3.3	Transfer of the IND	9
3.4	Costs of Transfer	9
3.5	Transfer of Compound Inventory	10
3.6	Contribution of Picton Shares	10

Article 4 Regulatory Compliance		10
4.1	Ownership and Maintenance of Governmental Approvals	10

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

4.2	Compliance	10

Article 5 Development and Commercialization		11
5.1	Development	11

Article 6 Consideration for Contribution		11
6.1	Equity and Other Consideration	11
6.2	Equity to be Issued on Contribution	12
6.3	Royalties	12
6.4	Non-Royalty Sublicensing Income (NRSI)	13
6.5	No Multiple Royalties	13
6.6	Combination Products	13
6.7	Place of Payment, Taxes and Conversions	13
6.8	Time for Payment	14
6.9	Interest	14
6.10	Board of Directors; Consulting Agreement	14
6.11	Consideration for Contribution of Picton Shares	14

Article 7 Reports and Records		15
7.1	Records and Audits	15
7.2	Royalty Statements	15
7.3	Confidential Treatment of Reports	15

Article 8 Patent Prosecution and Maintenance		16
8.1	Prosecution and Maintenance	16
8.2	Abandonment	16

Article 9 Dispute Resolution		16
9.1	Disputes	16
9.2	Performance to Continue	18
9.3	Determination of Patents and Other Intellectual Property	18

Article 10 Term and Termination		18
10.1	Term	18
10.2	Termination for Insolvency	18
10.3	Termination for Failure to make Payments	18
10.4	Termination for Breach	19
10.5	Expiry of Royalty Term on a Country by Country Basis	19
10.6	Termination for Convenience	19
10.7	Consequences of Termination	19
10.8	Survival	20
10.9	Failure to Satisfy Condition to Close	20

Article 11 Infringement and Other Actions		20
11.1	Notice of Infringement of Patent Rights	20
11.2	Option to Prosecute or Defend Patent Rights	20
11.3	Infringement by Licensed Product	21

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

11.4	Allocation of Damages Recovered	21
11.5	Cooperation	21

Article 12 Representations and Warranties		21
12.1	Shiva Warranties	21
12.2	Debarment	24

Article 13 Limitation of Liability, Indemnity		24
13.1	NO IMPLIED WARRANTIES	24
13.2	Indemnity of Shiva	24
13.3	Indemnity of Stockholders	25

Article 14 Use of Names and Publication		25
14.1	Use of Name; Labeling	25
14.2	No Agency	25
14.3	Publication	25

Article 15 Confidentiality		26
15.1	Confidentiality and Non-Use	26

Article 16 Effective Date and Conditions to Close		26
16.1		26

Article 17 Miscellaneous Provisions		27
17.1	Assignment	27
17.2	Binding Nature and Enurement	27
17.3	Compliance with Applicable Laws	27
17.4	Counterparts; Facsimile	27
17.5	Entire Agreement; Amendment	27
17.6	Force Majeure	28
17.7	Further Assurances	28
17.8	Headings	28
17.9	Law	28
17.10	No Consequential Damages	28
17.11	Payments, Notices and Other Communications	28
17.12	Payment of Own Fees and Expenses	29
17.13	Severability	29
17.14	Waiver	29

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (hereinafter referred to as this “Agreement”), executed as of July 28, 2006, is entered into by and between SHIVA BIOMEDICAL, LLC, a limited liability company duly organized under the laws of New Jersey having a place of business at 10810 Executive Center Drive, Danville Building, Suite 100, Little Rock, AR 22211 (“Shiva”), PICTON PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of the State of Delaware having a place of business at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (“Picton”), PICTON HOLDING COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware having a place of business at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the “Company”), and the stockholders of Picton executing a Joinder to this Contribution Agreement in the form attached hereto as Exhibit 16.1 (the “Stockholders”).

WHEREAS, the Stockholders are the owners of shares of Picton capital securities;

WHEREAS, Shiva is engaged in the development of novel products for the treatment and diagnosis of kidney disease;

WHEREAS, more specifically, Shiva is the sole owner of all right, title and interest in  deferiprone, otherwise known as Shiva 102 and a diagnostic test to predict renal disease, referred to as Shiva 101 (collectively the “Technology”) as claimed in the Patent Rights (as defined below) and Know How (as defined below);

WHEREAS, the Stockholders desire to contribute their shares of Picton to the Company in exchange for an equal number of shares of Company stock having the same rights and preferences as their shares of Picton;

WHEREAS, simultaneously with the contribution by the Stockholders of their Picton shares to the Company, Shiva desires to contribute its kidney products business to the Company in order to create a new kidney products company and to effect this contribution by a transfer (assignment) of non-intellectual property assets related to Shiva’s kidney product business and by an exclusive license of intellectual property, all as more fully provided in this Agreement;

WHEREAS, the Company wishes to provide for such contributions;

WHEREAS, this Agreement will become effective upon the execution of this Agreement by stockholders of Picton owning shares of Picton capital stock representing at least 90% of the voting power of Picton; and

WHEREAS, the Parties intend that the simultaneous contributions by Shiva and the Stockholders qualify as a contribution transaction under Section 351 of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the foregoing Recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1          “Affiliate” shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common Control with such Entity.

1.1.1
“Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2
“Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2          “Applicable Law(s)” means the Federal Food, Drug, & Cosmetic Act and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution or sale of any Licensed Product in the Territory or the performance of either party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a party) to the extent applicable and relevant to  such party.

1.3          “Competent Authority(ies)” means collectively the entities in each country in the Territory responsible for:

(a)
the regulation of medicinal products intended for human use, including, but not limited to, the FDA, DEA, Health Canada (Canada), European Medicines Agency (EMEA), and the Ministry of Health and Welfare (Japan); or

(b)	the establishment, maintenance and/or protection of rights related to the Patent Rights including the United States Patent and Trademark Office,

 and any other comparable and applicable administrative agency in any other country in the Territory and any successor entities thereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.4          “Compound” means Shiva 102 and any other chemical or molecule, the use of which is incorporated in the Patent Rights.

1.5          “Contributed Product “ shall mean any product (i) for the treatment or prevention of any kidney disease or condition, including, without limitation, the treatment or prevention of renal disease, diabetes, transplant dysfunction, contrast-induced nephropathy or erythropoietin-resistant anemia through the use of deferiprone or any other iron chelator, and/or (ii) for the diagnosis of any kidney disease or condition through the use of any diagnostic test described in or covered by the Patent Rights.

1.6          “Control” means,  with respect to any material, item of information, or intellectual property right, the possession, whether by ownership or license, of the right to grant a license or other right with respect thereto.

1.7          “Development” means the Company’s, Affiliate’s, or Sublicensee’s use of commercially reasonable efforts:

1.7.1	to secure the Marketing Authorizations for Licensed Products; and

1.7.2	to manufacture or have manufactured the Licensed Products.

1.8          “DMF” means a Drug Master File, which is a submission to the FDA, as provided for in 21 CFR § 314.420,  that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.9          “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.10        “Governmental Approval(s)” means any and all permits, licenses and authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Licensed Product in the Territory; excluding however import permits.

1.11        “IND(s)” means an investigational new drug application as defined in 21 C.F.R. § 312 et seq for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.

1.12        “Improvements” shall mean any modification of the Technology or a Licensed Product or any inventions (whether patentable or not), information and data, derived, conceived or reduced to practice at any time after the Effective Date of the Agreement and during the Term, which would be useful or necessary in the manufacture, use or sale of a Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights.

1.13        “Know-how” shall mean all non-public tangible or intangible information (other than those contained in the Patent Rights) whether patentable or not (but which has not been patented) related to the Technology or to the Licensed Product or to an Improvement, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned or controlled by Shiva which Shiva has the right to disclose and license to the Company.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14        “Licensed Product(s)” shall mean (i) any product that cannot be manufactured, used or sold, in whole or part, in the country in which the product is made, used, leased, imported, exported, offered for sale or sold, without infringing one or more claims included within an existing issued patent or pending patent application included in the Patent Rights as of the date of execution of this Agreement or (ii) any Contributed Product that cannot be manufactured, used or sold, in whole or part, in the country in which the product is made, used, leased, imported, exported, offered for sale or sold, without (x) infringing one or more claims otherwise included at any time during the term of this Agreement within the Patent Rights or (y) the use or incorporation of Know-How.

1.15        “Marketing Authorization” means all necessary and appropriate regulatory approvals, including NDAs, where applicable, to allow a Licensed Product to be marketed and sold in a particular country in the Territory.

1.16        “NDA” means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Licensed Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.

1.17        “Net Sales” shall have the meaning set out below:

1.17.1
“Net Sales” shall mean the total invoiced amount for sales of Licensed Products by or on behalf of the Company or any of its Affiliates or Sublicensees (as applicable), less only the sum of the following, in each case to the extent taken or allowed:

(a)	usual trade discounts to customers;

(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)	amounts allowed or credited on returns;

(d)	bad debt deductions actually written off during the accounting period;

(e)	outbound transportation prepaid or allowed and transportation insurance; and

(f)	packaging and freight charges.

1.17.2	Components of Net Sales shall be determined in accordance with GAAP.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.17.3
Notwithstanding anything herein to the contrary, (i) the transfer of a Licensed Product to a third party without consideration to the Company in connection with the research, development or testing of a Licensed Product and (ii) the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs shall not be considered a sale of Licensed Product under this Agreement and, accordingly, such sales shall not be used in the calculation of Net Sales.

1.17.4
Notwithstanding anything herein to the contrary, the transfer of Licensed Product between the Company, its Affiliate and/or its Sublicensee shall not be considered a sale of Licensed Product under this Agreement unless such Affiliate or Sublicensee are the end user of such Licensed Product.

1.18        “Non-Royalty Sublicensing Income” means any and all consideration received from a Sublicensee in consideration for grant of a Sublicense under the Patent Rights which shall include sublicense issue fees and non-sales related sublicense milestone payments received by the Company directly related to the sublicensing by the Company of rights to commercialize Licensed Products, but shall exclude (a) sublicense maintenance fees; (b) payments received from the sale, issuance or exchange of debt or equity securities of the Company; (c) payments received by the Company that are specifically designated in any agreement with a third party to be dedicated to the research and development of the Technology or the establishment of a direct sales force; (d) payments resulting from the sale of one or more Licensed Products, including sales milestones and royalties (as such sales will be subject to payment under 6.2); and (e) payments resulting from the achievement of any of the milestones itemized in Article 6.3.2.

1.19        “Patent Rights” means

1.19.1	all U.S. and foreign patents and patent applications set forth in Exhibit 1.19;

1.19.2
any and all U.S. or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the Effective Date, based on or claiming priority to or from the applications and rights listed on Exhibit 1.19, including continuations, continuations in part, divisionals, reexaminations, extensions, renewals and reissues from such applications and rights, and any patents resulting from any application or right included in Articles 1.19.1 or 1.19.2;

1.19.3
any other intellectual property rights owned or Controlled by Shiva relating to the Technology as of the Effective Date and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues based on such rights;

1.19.4
any other intellectual property rights owned or Controlled by Shiva at any time during the Term of this Agreement relating to an Improvement; and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, renewals and reissues based on such rights; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.19.5	any foreign counterpart to any patent or patent application described in Articles 1.19.1 through 1.19.4.

The parties shall use commercially reasonable efforts to ensure that Exhibit 1.19 shall be amended in writing from time to time to reflect the foregoing, provided that any failure to do so shall not limit the scope of the definition of Patent Rights established above.

1.20        “Royalty Term” means, in respect of each country in the Territory, the later of (i) the period commencing on the Effective Date and ending on the date of the last to expire Valid Claim contained in the Patent Rights covering a Licensed Product, provided, however, that any claim under the Patent Rights that has been pending for more than five (5) years shall be deemed expired for the purposes of this Article 1.20 unless and until the date on which such claim becomes a claim in an issued patent; and (ii) ten (10) years from the first commercial sale of an applicable Licensed Product in each country (as applicable).

1.21        “Sublicense” means any license or other grant of rights (including, without limitation, any agreement not to assert any right) to or under any right granted by Shiva to the Company hereunder.   When used as a verb, Sublicense means to grant such a license or other right.

1.22        “Sublicensee” means any Third Party to whom any license or right has been granted under any Sublicense, whether by the Company directly or by an existing Sublicensee.

1.23        “Technology” means deferiprone, otherwise known as Shiva 102 (the “Compound”), and a diagnostic test to predict renal disease, otherwise known as Shiva 101, and any other compound, device or technology, the use of which is covered by the Patent Rights.

1.24        “Term” has the meaning set out in Article 10.1.

1.25        “Territory” means the world.

1.26        “Third Party” means any Entity other than the Company, Picton or Shiva.

1.27        “Valid Claim” means (i) any issued claim of an unexpired patent within the Patent Rights that has not been withdrawn, canceled, disclaimed, revoked or held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is no longer subject to appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or (ii) any pending claim included in the Patent Rights.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 2 Grant

2.1	Grant of License

2.1.1
Shiva hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Patent Rights and the Know-How, and Shiva’s interest in any Improvements, to make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market Licensed Products in the Territory, including the right to Sublicense in accordance with Article 2.2 below.

2.2	Sublicenses

2.2.1
The Company shall have the right to Sublicense rights granted in Article 2.1.1 to its Affiliates in its sole discretion.  Affiliates shall have the right to grant further Sublicenses to such rights to their Affiliates in their sole discretion.

2.2.2
The Company shall also have the right to sublicense rights granted in Article 2.1.1 to Third Parties in its sole discretion.  The Company shall give Shiva prompt notice of the execution of any Sublicense.  Sublicensees of the Company shall have the right to grant further sublicenses only with the Company’s consent.  Company shall promptly notify Shiva of same.  In the event the Company grants Sublicenses to others to sell Licensed Products, such Sublicenses shall include an obligation for the Sublicensee to account for and report its Net Sales to Shiva on the same basis as if such sales were Net Sales by the Company and to afford to Shiva the same audit and other rights related to the determination of Net Sales and the amounts payable with respect thereto as are afforded to Shiva hereunder.

2.2.3	The terms of this Article 2.2 shall apply to each subsequent Sublicensee (including sub-sublicensees), as if same were the Company’s original Sublicensee.

2.2.4
Except as expressly agreed in writing by Shiva in its sole discretion, no Sublicense shall survive termination of this Agreement, provided, however, that in the event that Shiva terminates this Agreement pursuant to Section 10.3 (non-payment) or Section 10.4 (Company breach) or this Agreement terminates pursuant to Section 10.2 (Company insolvency), Sublicensee shall have a direct grant from Shiva of the same rights Sublicensed to Sublicensee under the Sublicense, subject to Sublicensee assuming all obligations of the Company to Shiva under this Agreement and providing directly to Shiva, rather than to the Company, any additional consideration payable by Sublicensee to the Company under the Sublicense.  Upon request of the Company at the time it enters into any sublicense agreement, Shiva agrees to directly contract with each Sublicensee in writing in which Shiva agrees to the foregoing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.5
Notwithstanding the foregoing, if the Company believes that Shiva has terminated this Agreement for the primary purpose of doing business directly with any Sublicensee, the termination may be disputed under the provisions of Article 9.

2.2.6	Notwithstanding any other provision of this Agreement, the Company shall be responsible for the payment of any royalties or other amounts payable to Shiva by any Sublicensee.

Article 3 Contributions of Technology, Rights and Picton Shares

3.1	Technology Transfer

Unless otherwise prohibited by law, Shiva shall assign to the Company the following Shiva Know-how, to the extent Shiva has such access to such information, to enable the Company to undertake the manufacture, development and commercialization of the Licensed Product(s) under this Agreement. Such transfer shall include:

3.1.1	copies of all regulatory submissions;

3.1.2	all data and reports from pre-clinical and clinical studies;

3.1.3	any prototypes, designs or models of Shiva 101 and/or Shiva 102;

3.1.4	any communications with the FDA and the minutes of any meetings with the FDA relating to the Licensed Product;

3.1.5	trial master files relating to the Licensed Product, including copies of all case report forms;

3.1.6	copies of all listings and tables of results from the clinical trials relating to the Licensed Product;

3.1.7	copies of all treatment-related serious adverse event reports from the clinical trials relating to the Licensed Product;

3.1.8	any retained samples of materials used in clinical trials relating to the Licensed Product;

3.1.9	rights of access to CROs involved in the clinical trials relating to the Licensed Product;

3.1.10	the data, files and results of any CMC related activities regarding the Licensed Product, and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1.11
all other information that the Company may reasonably request regarding the manufacturing of Licensed Products, clinical trials with respect to each Licensed Product, and the commercial sale of Licensed Products.

Shiva shall use commercially reasonable efforts to arrange (i) for the assignment to the Company of any supply or similar contract related to the Technology and necessary or desirable for the continued conduct by the Company of the kidney product development business now conducted by Shiva, which the Company wishes to assume, subject to the assumption of such contract by the Company or (ii) for any Third Party who is (as of the Effective Date) a party with Shiva to any such contract to enter into a similar contract with the Company, on a basis acceptable to the Company, provided that Shiva shall not be required to make any payment or provide any other consideration in order to arrange for any such assignment or similar contract. Notwithstanding the foregoing, contracts with Shiva affiliates will only be assigned to the Company at Shiva’s option and at fair market value.

3.2	Rights of Reference

3.2.1
Shiva shall grant and hereby grants the Company a free-of-charge right to reference and use and have full access to all Governmental Approvals and all other regulatory documents relating to the Compound and products incorporating the Technology, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned or sufficiently Controlled by Shiva, directly or indirectly, to permit such grant (for the purposes of this Article, the “Right of Reference”). The Company may Sublicense the Right of Reference to Affiliates and to Third Parties, provided such Sublicense is consistent with Article 2.2.

3.3	Transfer of the IND

3.3.1
The parties acknowledge that Shiva, as of the Effective Date, owns and holds certain Governmental Approvals in connection with the research and development of the Compound.  Upon the Company’s request, such request to be made as soon as reasonably possible, Shiva shall transfer to the Company, without any additional consideration except as provided in Article 3.4, such Government Approvals.

3.4	Costs of Transfer

3.4.1
The Company shall pay Shiva for any services performed by officers or employees of Shiva in effecting the technology transfer and other action to be taken by Shiva as provided for under this Article 3, at a rate of $[*] per day, per person (provided that there shall be no charge for the first five days of said service), and shall reimburse Shiva and such officers or employees for all reasonable, documented, actual travel and associated accommodation expenses of Shiva personnel who, at the Company’s request, travel to provide transition support under this Article.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5	Transfer of Compound Inventory

Shiva shall transfer to the Company at Company’s request all or any part of Shiva’s inventory of GMP and non-GMP Compound, it being understood and agreed that if Shiva has material amounts of such Compound, the Company shall compensate Shiva at a mutually agreed price reflecting Shiva’s cost of goods.

3.6	Contribution of Picton Shares

Simultaneously with the other transactions contemplated by this Article 3, and upon the terms and subject to the conditions set forth herein, the Stockholders hereby irrevocably contribute, assign, transfer and deliver to the Company, and the Company hereby accepts from the Stockholders, all shares of Picton equity securities held by them.  The Company shall pay for all costs and expenses incurred in connection with the contributions contemplated by this Section 3.6, including all transfer, documentary, sales, use, stamp, registration, recording, filing and other such taxes and fees.

Article 4 Regulatory Compliance

4.1	Ownership and Maintenance of Governmental Approvals

4.1.1
The Company will own all Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, the Company shall prepare and submit in its own name and at its expense NDAs with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.1.2
The Company shall secure and maintain in good standing, at its sole cost and expense, any and all Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for the Company to perform its obligations under this Agreement and use commercially reasonable efforts at its cost and expense to secure and maintain any variations and renewals thereof.

4.2	Compliance

Subject to the other terms and conditions of this Agreement, the parties agree to the following general compliance provisions:

4.2.1
As provided in this Agreement with regard to each party’s obligations hereunder, the Company and Shiva shall each comply in all material respects with all Applicable Laws within the Territory, including the provision of information by the Company and Shiva to each other necessary for Shiva and the Company, as the case may be, to comply with any applicable reporting requirements and Governmental Approvals required; and maintaining any and all licenses, permits and consents necessary and/or required for complying with such party’s obligations under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2.2
Each party shall promptly notify the other party of any written or oral notices received from, or inspections by, the FDA, or other Competent Authority, relating to any Licensed Product, or to the Development and/or the Marketing Authorizations of or for any Licensed Product, and shall promptly inform the other party of any responses to such written notices or inspections and the resolution of any issue raised by the FDA or other Competent Authority.

4.2.3
During the time that Shiva is the holder of the IND, the Company shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination, preparation of minutes and pre-NDA meeting with the FDA.

Article 5 Development and Commercialization

5.1	Development

5.1.1
The Company (or its Sublicensee) shall use, and shall cause its Affiliates and Sublicensees to use all reasonable commercial efforts to bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Technology as timely and efficiently as possible.  Such program shall include the preclinical and clinical development including research and development, manufacturing, laboratory and clinical testing and marketing of Licensed Products.  Without limiting the generality of the foregoing, the Company shall use all reasonable commercial efforts to carry out those activities provided for in the Development Plan attached hereto as Exhibit 5.1, which Development Plan shall include a clinical trial and regulatory approval strategy and timeline for the anticipated Licensed Products.  The Development Plan shall cover a two year period, and may be modified at any time and from time to time as reasonably determined by the Company to be necessary or desirable in order to advance any Licensed Product toward Marketing Authorization.

Article 6 Consideration for Contribution

6.1	Equity and Other Consideration

As consideration for the contribution by Shiva of its kidney products business to the Company, Shiva shall receive the equity interests in the Company, the royalty payments, and the additional consideration provided for in this Article 6.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2	Equity to be Issued on Contribution

6.2.1
Upon the Effective Date, the Company shall issue to Shiva 800,000 shares of Series B Common Stock, 50,000 shares of Series C Common Stock, 50,000 shares of Series D Common Stock, 50,000 shares of Series E Common Stock, and 50,000 shares of Series F Common Stock (as more particularly described in the Company’s Certificate of Incorporation attached hereto as Exhibit 6.2, the “Common Stock”), which will represent twenty percent (20%) of the outstanding shares of equity securities of the Company on a fully converted and diluted basis immediately after taking into consideration the issuance of Common Stock to Shiva and the issuance of shares of equity securities to the Stockholders pursuant to Section 3.6 (using the number of shares of equity securities that would be issued if all of the Picton stockholders had participated in the contribution transaction contemplated by Section 3.6).  If all of the Picton stockholders do not participate in the contribution transaction contemplated by Section 3.6 (such non-participating Picton stockholders shall be referred to as the “Remaining Stockholders”), then the Company will consummate a merger of Picton with either the Company or a newly-formed wholly-owned subsidiary of the Company pursuant to which the shares of Picton stock held by the Remaining Stockholders will be converted into the right to receive an equal number of shares of common stock of the Company that have the same rights and preferences as the Picton shares.  Such merger will be consummated as promptly as practicable after the Effective Date in a manner which allows the transactions contemplated hereby to continue to qualify as a contribution transaction under Section 351 of the Internal Revenue Code

6.2.2	Neither the Company nor Picton shall take any action that would have the effect of denying to Shiva the intended benefits of the equity consideration provided for in this Section 6.2.

6.3	Royalties

6.3.1
During the Royalty Term unless this Agreement shall be terminated as hereinafter provided, the Company shall pay Shiva royalties equal to [*] percent of Net Sales, provided, however, that if the Company sublicenses the right to sell or have sold Licensed Products granted to it under this Agreement by Shiva to a third party pursuant to Article 2.2 prior to the initiation of a Company sponsored clinical trial, the Company shall pay Shiva royalties equal to [*] percent of Net Sales.

6.3.2	The Company shall also make the following one time payments to Shiva:

(a)	Five Hundred Thousand Dollars ($500,000) upon the Effective Date (to be paid as provided in Section 6.8.2);

(b)	[*];

(c)	[*];

(d)	[*];

(e)	[*];

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)	[*];

(g)	[*];

(h)	[*]

(i)	[*]; and

(j)	[*].

6.4	Non-Royalty Sublicensing Income (NRSI)

In the event that the Company sublicenses the rights to sell or have sold a Licensed Product prior to initiation of the first Company-sponsored clinical trial, then the Company shall remit to Shiva the greater of (i) $[*] and (ii) [*] of all Non-royalty Sublicense Income the Company receives from such sublicense agreement.

6.5	No Multiple Royalties

No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one Valid Claim.

6.6	Combination Products

In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product where the Licensed Product is sold separately in the same country and B is the total invoice price of the other products or technologies where such other product or technologies are sold separately in such country.  If no such separate sales occur, the fraction shall be such amount as is reasonably determined by the Company in good faith.

6.7	Place of Payment, Taxes and Conversions

Royalty payments shall be paid in United States dollars at such place as Shiva may reasonably designate consistent with applicable laws and regulations. Any taxes which the Company, its Affiliate or any Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Shiva. The Company shall furnish Shiva with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.8	Time for Payment

6.8.1
The Company shall pay to Shiva the royalties due and payable under this Agreement on a calendar quarterly basis.  Royalties with respect to any calendar quarter shall be paid within [*] of the end of such calendar quarter, at the same time as the Royalty Statement is delivered for such calendar quarter.

6.8.2
The payments set forth in Section 6.3.2 shall be paid to Shiva within [*] after achievement of the indicated milestone, provided, however, that the payment provided for in Section 6.3.2 shall be paid no later than the earlier of 30 days after the Effective Date or August 31, 2006.

6.8.3	Payments owed to Shiva under Section 6.4 shall be paid within [*] of the event giving rise to the payment obligation.

6.8.4	If no royalties or other payments that may be due to Shiva under this Agreement shall be due, the Company shall not be required to make a report pursuant to Article 7.2.

6.9	Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [*].

6.10	Board of Directors; Consulting Agreement

Upon execution of this Agreement and until the end of the Term, Shiva shall have the right to appoint one (1) person to be a member of the board of directors of the Company.  The Company and Picton shall reimburse this person for his or her reasonable out-of-pocket travel or other expenses incurred in connection with his or her service as director.  The Company shall enter into consulting agreements with Dr. Sudhir Shah and with the University of Arkansas for Medical Sciences substantially in the form of each such Agreement attached as Exhibit 6.10.

6.11	Consideration for Contribution of Picton Shares

As consideration for the contribution by the Stockholders of their Picton shares to the Company pursuant to Section 3.6, the Stockholders shall receive an equal number of shares of common stock of the Company having the same rights and preferences as their shares of Picton, such number of shares to equal 4,000,000 shares in the aggregate assuming contribution by all the Stockholders.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 7 Reports and Records

7.1	Records and Audits

The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Shiva under this Agreement.  Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be opened up to Shiva once per year upon reasonable notice to the Company for inspection by Shiva’s internal audit division or by another designated auditor selected by Shiva, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s Royalty Statement or compliance in other respects with this Agreement.  If an inspection shows an under reporting or underpayment in excess of the greater of [*] of remuneration payable, then the Company shall reimburse Shiva for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by Article 6.9 of this Agreement.  Said books of account and the supporting data shall be made available to Shiva for [* ]following expiry of the Term.  All payments required under this Article 7.1 shall be due within [*] of the date Shiva provides the Company notice of the payment due.

7.2	Royalty Statements

Within [*] from the end of each calendar quarter of each calendar year, the Company shall deliver to Shiva complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to an accounting of royalties and other payments that may be due to Shiva under this Agreement (the “Royalty Statement”). The Royalty Statement shall include at least the following:

7.2.1	an accounting of all Licensed Products used or sold;

7.2.2	total amounts invoiced for Licensed Products;

7.2.3	Net Sales for each Licensed Product by each of the Company, each Affiliate and each Sublicensee;

7.2.4	cumulative Net Sales for the current calendar year;

7.2.5	a breakdown of deductions applicable in computed Net Sales and taxes withheld, if any;

7.2.6	a breakdown of royalties due based on Net Sales by or for the Company or its Affiliates;

7.2.7	a breakdown of royalties due from any Sublicensee;

7.2.8	names and addresses of all Sublicensees and Affiliates of the Company; and

7.2.9	a copy of each report from each Sublicensee as may be pertinent to an accounting of royalties and other payments that may be due to Shiva.

7.3	Confidential Treatment of Reports

Shiva agrees to hold in confidence each Royalty Statement delivered by the Company pursuant to this Article 7 until the termination of this Agreement. Notwithstanding the foregoing, Shiva may disclose any such information required to be disclosed in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws or order or subpoena from a court of law or government agency, provided that Shiva take reasonable steps to provide the Company with the opportunity, where appropriate, to contest such subpoena, requirement or order.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 8 Patent Prosecution and Maintenance

8.1	Prosecution and Maintenance

Following the Effective Date, the Company shall diligently prosecute and maintain the Patent Rights as set forth in Exhibit A hereto (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, renewals or re-issue applications that the Company determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder.  The Company agrees to keep Shiva reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Shiva and take into account Shiva’s comments and requests with respect thereto.  Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

8.2	Abandonment

The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights so long as such decision is consistent with the Company’s obligations under Section 8.1.  Following such abandonment, Shiva shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its own expense.  At Shiva’s option, in its sole discretion, Shiva may either (i) to continue to have any such Product Right included in the Patent Rights or (ii) exclude such Patent Right from the Patent Rights, in which event the Company shall (i) no longer have a right under this Agreement to use, manufacture, or sell Licensed Products covered by such abandoned Patent Rights and (ii) have no further royalty obligation to Shiva in respect of any Licensed Product the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights, provided, however, with regard to both (i) and (ii), such manufacture, use or sale of such Licensed Product not covered by other Valid Claims licensed to the Company under this Agreement, in which case the Company shall have the right to use, manufacture and sell Licensed Products and will be required to remit the applicable royalty payments.  Prior to any such abandonment, the Company shall give Shiva at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights.  The Company agrees to cooperate in such activities including execution of any documents necessary to enable Shiva to retain ownership and control of such Patent Rights.

Article 9 Dispute Resolution

9.1	Disputes

9.1.1
The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a Dispute arises under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1.2
A Dispute among the parties will be resolved as recited in this Article 9. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Shiva and the Company for resolution. From the date of referral of a Dispute to the Chief Executive Officers of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Shiva and the Company, or their respective designees, cannot after good faith negotiations resolve the Dispute within thirty (30) days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Article 9.1.

9.1.3
If a party intends to begin arbitration to resolve such Dispute, such party shall provide written notice (the “Arbitration Notice”) to the other party informing such other party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Supplementary Procedures for Large Complex Disputes (the “AAA Rule”) except as modified herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the “Panel”) to be mutually agreed upon by the parties and appointed by the AAA. The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either party. If the parties are unable to agree upon all or any number of the three (3) mutually acceptable arbitrators within thirty (30) days after the filing of the Arbitration Notice, the AAA shall promptly appoint the arbitrator(s) to complete the Panel in accordance with the criteria set forth in this Article 9.1. The arbitration shall take place in New York, New York. The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each party’s Confidential Information. If a party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than six (6) months from the date of filing of the Arbitration Notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law or in equity, including compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including specific performance, injunctions and other equitable relief, but not punitive or other damages and each party shall be deemed to have waived any right to such excluded damages. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2	Performance to Continue

Each party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

9.3	Determination of Patents and Other Intellectual Property

Notwithstanding Article 9.1 and any other Article in this Agreement, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Shiva’s Patent Rights shall be submitted exclusively to a federal court of appropriate jurisdiction.

Article 10 Term and Termination

10.1	Term

This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in Articles 10.3, 10.4, or 10.6.

10.2	Termination for Insolvency

If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

10.3	Termination for Failure to make Payments

Should the Company fail to make payment to Shiva of any royalty or other payment due in accordance with the terms of this Agreement, Shiva shall have the right to terminate this Agreement within forty-five (45) days after giving written notice of termination unless the Company shall pay to Shiva, within the forty-five (45) day period, all such royalties and other payments due and payable. In the event of a bona fide dispute over royalties or other payments, the parties shall resolve such dispute in accordance with Article 9. Subject to Article 9 and the immediately preceding sentence of this Article 10.3, upon the expiration of the forty-five (45) day period, if the Company shall not have paid all such royalties and other payments due and payable, the rights, privileges and license granted hereunder shall, at the option of Shiva, terminate upon written notice of Shiva. If a dispute regarding termination is addressed according to Article 9, this Agreement shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4	Termination for Breach

Upon any material breach or default of this Agreement by the Company, other than as set forth in Article 10.2 and 10.3 above, Shiva shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days prior written notice to the Company. Subject to Article 9 and the immediately preceding sentence, upon the expiration of the ninety (90) day period, if the Company shall have failed to cure such breach or default, this Agreement shall, at the option of Shiva, terminate upon written notice of Shiva.   Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Company has commenced with good faith efforts to cure such breach, then Shiva shall provide Company with additional time (but in no event more than a total of 180 days) in which to cure such breach.  If a dispute regarding termination is addressed according to Article 9, this Agreement shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

10.5	Expiry of Royalty Term on a Country by Country Basis

Upon expiry of the Royalty Term in each country in the Territory, the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, import, offer for sale and sell the Licensed Products in such country.

10.6	Termination for Convenience

The Company shall have the right at any time to terminate this Agreement in its entirety, for any reason or no reason, by giving thirty (30) days notice thereof in writing to Shiva.

10.7	Consequences of Termination

Upon the early termination of this Agreement by either party prior to the end of each Royalty Term, the following shall occur:

10.7.1
the Company and any Sublicensee thereof may, after the effective date of such termination and continuing for a period not to exceed nine (9) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company:

(a)	notifies Shiva of its decision within thirty (30) days after the date it receives a notice of termination by Shiva or the date it provides a notice of termination to Shiva, as the case may be;

(b)	pays or cause to be paid to Shiva the royalties and other payments thereon as required by Article 6 of this Agreement; and

(c)	submits the reports required by Article 7 hereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7.2
In all other cases, unless Shiva, in its sole discretion elects to allow the Company or any Sublicensee  to sell-off or distribute, as applicable, any existing inventory of Licensed Product, the Company and any Sublicensee shall, at Shiva’s election, either:

(a)	sell all existing inventory of Licensed Product to Shiva at fair market value (or at no charge, in the case of termination by Shiva for breach under Section 10.4); or

(b)	destroy all remaining inventory of Licensed Product in accordance with Applicable Laws and provide Shiva with written proof of destruction sufficient to comply with Applicable Laws.

10.8	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Article 6, Article 7, and Article 11.  Except as set forth in Article 10.9, the following shall survive termination for any reason, Article 9, Article 10.7, Article 13, Article 15 and Article 17.7.

10.9	Failure to Satisfy Condition to Close

If the Effective Date, as described in Article 16.1, has not occurred on or before August 17, 2006, then Shiva shall have the right, but not the obligation, to terminate this Agreement upon written notice to the Company and Picton.  In the event of the termination of this Agreement pursuant to this Article 10.9, this Agreement shall be void and of no further force and effect, with no liability on the party of any party hereto, except that the provisions of Article 15 shall survive the termination of this Agreement.

Article 11 Infringement and Other Actions

11.1	Notice of Infringement of Patent Rights

The Company and Shiva shall promptly provide written notice, to the other party, of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

11.2	Option to Prosecute or Defend Patent Rights

During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights. In furtherance of such right, Shiva hereby agrees that Shiva may join Company as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Shiva’s reasonable out-of-pocket expenses (including legal expenses). The Company shall indemnify and hold Shiva harmless against any costs, expenses or liability that may be found or assessed against Shiva in any such suit other than resulting from Shiva’s negligence or willful misconduct. Any recovery of damages pursuant to this Article 11.2 shall be allocated pursuant to Article 11.4 below.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3	Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Shiva. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of litigation that will restrict the claims in or admit any invalidity of any Patent Rights(s) shall not be made without full consultation with and approval by Shiva, such approval not to be unreasonably withheld by Shiva. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Shiva shall have the right, but not the obligation to do so, at its sole expense.

11.4	Allocation of Damages Recovered

Any recovery of damages by the Party bringing or defending any such suit under Article 11.2 or 11.3, shall be applied first pro rata in satisfaction of any unreimbursed expenses and legal fees of the Parties relating to the suit. The balance remaining from any such recovery shall be allocated 99% to the party bringing or defending such a suit and 1% to the other Party, provided, however, if Shiva is required to bring the suit by law, but Company leads the enforcement or defense action, as the case may be, the Company shall be deemed to have brought the suit for purposes of this Article 11.4.

11.5	Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 12 Representations and Warranties

12.1	Shiva Warranties

Shiva represents and warrants that as of the date of this Agreement:

12.1.1	Shiva has the exclusive right, title, and interest in and to all Patent Rights and Know-how, free and clear of all liens, charges, or encumbrances.

12.1.2
To Shiva’s knowledge, the use of the Technology to manufacture, use, sell or import any Licensed Product will not infringe any claim of any issued patent Controlled by any Third Party.  To Shiva’s knowledge, there is no claim in any pending patent application Controlled by any Third Party which, if contained in an issued patent, would be infringed by such use of the Technology. Shiva has not granted any license, option, lien or any other right to a Third Party that limit Shiva’s rights in and to the Patent Rights or its obligation under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1.3
There is no claim, pending or to Shiva’s knowledge threatened, of infringement, interference, invalidity or unenforceability regarding any part or all of the Patent Rights or Know-how or their use. There is no judgment, order, injunction, decree, writ or award against Shiva that is not satisfied and remains outstanding with respect to any Licensed Product.

12.1.4
The U.S. and foreign patent applications and patents itemized on Exhibit 1.19 set forth all of the patents and patent applications necessary or useful for practicing the Technology to manufacture, use, sell or important any Licensed Product owned or Controlled by or licensed to Shiva on the Effective Date.

12.1.5
The inventors listed on applications filed for such Patent Rights represent the true inventors and there are no inventors of Patent Rights other than those listed as inventors on applications filed for such Patent Rights.

12.1.6	The Patent Rights and Know How were not supported in whole or party by funding or grants by any federal or state agency.

12.1.7
Shiva has provided Picton and the Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all such funding agencies on Exhibit 12.1.7.

12.1.8
Shiva is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey.  Shiva has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby to which Shiva is a party and the performance and consummation of the transactions contemplated hereby and thereby by Shiva have been duly authorized by all necessary corporate action on the part of Shiva.  This Agreement and the other agreements contemplated hereby to which Shiva is a party have been duly executed and delivered by Shiva and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and such other agreements contemplated hereby constitute valid and binding obligations of Shiva, enforceable against Shiva in accordance with their respective terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1.9
The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Shiva, (ii) conflict with or violate any applicable foreign, Federal, state and local statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders  (“Laws”) of any U.S. Federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization (“Governmental Authorities”) applicable to Shiva or any of its assets or operations or any permit applicable to Shiva or (iii) result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any material lease, contract or other agreement to which Shiva is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of Shiva.

12.1.10
No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or Person (a “Consent”) is required on the part of Shiva in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or in connection with the Licensed Products.

12.1.11
Shiva has not received from the Federal Drug Administration (“FDA”), the U.S. Drug Enforcement Administration (“DEA”) or any similar state, local or foreign Governmental Authority any written notice (i) regarding the approvability or approval of any of the Licensed Products, or (ii) alleging any violation by Shiva of any Law relating to any of the Licensed Products.  No Licensed Product has been withdrawn, suspended or discontinued by Shiva as a result of any action by the FDA, the DEA or any similar state, local or foreign Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise).  No officer, employee or agent of Shiva, on behalf of Shiva in regard to any Licensed Product, has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local or foreign Governmental Authority, failed to disclose any material fact required to be disclosed to the FDA, the DEA or any similar state, local or foreign Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local or foreign Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or agent of Shiva on behalf of Shiva, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Article 335a(a) (or any similar Law) or authorized by 21 U.S.C. Article 335a(b) (or any similar Law).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1.12	Shiva has taken commercially reasonable efforts to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the business and operations of Shiva.

12.2	Debarment

During the Term, neither of the parties shall knowingly utilize any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Article 335a (a) or (b) of the FDA Act in connection with any of the activities to be carried out under this Agreement.

Article 13 Limitation of Liability, Indemnity

13.1	NO IMPLIED WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT:

13.1.1
SUBJECT TO ARTICLE 12, SHIVA DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

13.1.2
SUBJECT TO ARTICLE 12, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY SHIVA TO THE COMPANY THAT THE PATENT RIGHTS AND KNOW-HOW ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

13.2	Indemnity of Shiva

The Company agrees to defend, indemnify and hold harmless Shiva, its Affiliates, directors, employees and officers from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses and losses including death, personal injury, illness or property damage arising directly or indirectly:

13.2.1	from the infringement by Licensed Products of the proprietary rights of a third party;

13.2.2	out of the exploitation by the Company or its Affiliates or Sublicensees or their respective transferees of intellectual property rights licensed or information furnished under this Agreement; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2.3	out of any testing, use, manufacture, sale or other disposition by the Company or its Affiliates or Sublicensees or their respective transferees of Patent Rights, Know-how or Licensed Products,

in each case which are not the result of Shiva’s breach of warranty hereunder, negligence or willful misconduct.

13.3	Indemnity of Stockholders

The Company agrees to defend, indemnify and hold harmless each Stockholder, each of their Affiliates, directors, employees and officers from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses and losses including death, personal injury, illness or property damage arising directly or indirectly out of this Agreement or relating to the development, testing, manufacture or commercialization of any Licensed Product, except in each case relating to such Stockholder’s willful misconduct.

Article 14 Use of Names and Publication

14.1	Use of Name; Labeling

Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Shiva or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Shiva; provided that Company may use Shiva’s name in various documents used for capital raising and financing without such prior written consent and where the use of such names may be required by Applicable Law.

14.2	No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Shiva and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Shiva and the Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

14.3	Publication

In the event that Shiva desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Shiva shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least 30 days prior to any speech, lecture or other oral presentation and at least 60 days before any written or other publication or disclosure.  Shiva shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract.  The Company may request that Shiva, no later than 15 days following the receipt of such notice, delay such presentation, publication or disclosure for up to an 60 days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Shiva do so.  Upon receipt of such request to delay such presentation, publication or disclosure, Shiva shall arrange for a delay of such presentation, publication or disclosure for the lesser of 60 days or until such time as the Company or Shiva has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Shiva.  If Shiva does not receive any timely request from the Company to delay such presentation, publication or disclosure, Shiva may submit such material for presentation, publication or other form of disclosure.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 15 Confidentiality

15.1	Confidentiality and Non-Use

Any and all information relating to the Patent Rights, Know-how (including but not limited to patent prosecution documents relating to Patent Rights) and Reports and Records under Article 7 collectively constitute the “Confidential Information.”  Neither party will use the Confidential Information for any purpose other than the development and commercialization of Licensed Products under to this Agreement, and will hold it in confidence during the Term and for a period of five (5) years after the termination or expiration date of this Agreement. Each party shall exercise with respect to such the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in any event no less than reasonable care, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

15.1.1	The receiving party receives at any time from a third-party lawfully in possession of same and having the right to disclose same;

15.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

15.1.3	is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party by the disclosing party;

15.1.4	is disclosed pursuant to the prior written approval of the disclosing party; or

15.1.5
is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the non-disclosing party.

Article 16 Effective Date and Conditions to Close

The closing of the transactions contemplated by this Agreement shall take place on the second business day following the date that stockholders of Picton holding at least ninety percent (90%) of the voting power of Picton execute the Joinder to this Contribution Agreement in the form attached hereto as Exhibit 16.1 (such date, the “Effective Date”).  All transactions contemplated to occur on and as of the Effective Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on such date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 17 Miscellaneous Provisions

17.1	Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld.  Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other Party to (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of the assigning party’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, or any corresponding law in the jurisdiction of either party, as may be in effect at such time; or (ii) to an Affiliate of the Company (including Picton).

17.2	Binding Nature and Enurement

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party.  This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

17.3	Compliance with Applicable Laws

The Company shall observe all Applicable Laws with respect to the making, manufacture, use, sale, offer for sale, export and/or import of Licensed Products and related technical data to foreign countries, including, without limitation, the regulations of Competent Authorities.

17.4	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

17.5	Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.6	Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses Commercially Reasonable Efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

17.7	Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

17.8	Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.9	Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

17.10	No Consequential Damages

EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF ARTICLE 15 AND ANY DUTY TO INDEMNIFY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.

17.11	Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Shiva:

Dr. Sudhir V. Shah
SHIVA BIOMEDICAL LLC
10810 Executive Center Drive
Danville Building, Suite 100
Little Rock, AR  22211
Tel:  (501) 307-6434
Fax:  (501) 257-5827

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:

Geoffrey B. Davis
Ropes & Gray LLP
1 International Place
Boston, MA  02110
Tel:  617-951-7742
Fax:  617-951-7050

In the case of Picton or the Company:

787 Seventh Avenue, 48th Floor
New York, NY 10019
Attn: President
Tel: 212-554-4300
Fax: 212-554-4355

17.12	Payment of Own Fees and Expenses

Except as otherwise set forth herein, each of the Company, Picton, the Stockholders and Shiva shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

17.13	Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.14	Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

PICTON PHARMACEUTICALS, INC.		SHIVA BIOMEDICAL, LLC

By:	/s/ J. Jay Lobell	By:	/s/ Sudhir V. Shah, M.D.

Name:	J. Jay Lobell	Name:	Sudhir V. Shah, M.D.

Title:	President	Title:	President

Date:	7/28/06	Date:	7/27/06

PICTON HOLDING COMPANY, INC.

By:	/s/ Stephen Rocamboli

Name:	Stephen Rocamboli

Title:	President

Date:	7/28/06

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.